Exhibit 10.8
TRADEMARK LICENSE AGREEMENT
THIS AGREEMENT (hereinafter “Agreement”) is effective as of November 27, 2002 (hereinafter “Effective Date”) by and between:
          Tyler Trafficante Inc., a corporation organized and existing under the laws of the State of California, located at 2001 Saturn Street, Monterey Park, California 91755(hereinafter “LICENSOR”), and The Fashion House, Inc., a corporation organized and existing under the laws of the State of Delaware, located at 489 South Robertson Boulevard, Suite 205, Beverly Hills, California 90212 (hereinafter “LICENSEE”).
          WHEREAS, LICENSOR is the owner of the trademark “Tyler” by Richard Tyler, and certain simulations and variations thereof as set forth on Schedule I annexed hereto and incorporated herein by reference (hereinafter referred to collectively as the “Marks”);
          WHEREAS, LICENSEE desires to obtain a license from LICENSOR to use the Marks on the Licensed Products (as hereinafter defined) in the Territory (as hereinafter defined);
          WHEREAS, LICENSEE acknowledges that the Marks and associated goodwill are of great significance and value to LICENSOR and that strict adherence to the quality control standards provided in this Agreement is essential to the maintenance of the significance and value of the Marks and associated goodwill; and
          WHEREAS, LICENSEE pledges its active cooperation in and support of LICENSOR’S marketing programs, the spirit and intent of which are to maintain and enhance the value and significance of the Marks throughout the world.
          NOW, THEREFORE, in consideration of their mutual covenants, undertakings and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
1. DEFINITIONS
In this Agreement, the following terms shall have the meanings set forth below:
          1.1 “Competitor” shall mean those trademarks, trade names or other identifying words or symbols of any third party clothing designer which are used on products which are similar to the Licensed Products in category, image, quality and price points, and which are sold through distribution channels of the same like and kind as the

Licensed Products.
          1.2 “Inventory” shall be any and all remaining (i.e. on hand or in stock) Licensed Products and tangible items bearing the Marks, including but not limited to, raw material, work in process, labels, tags, etc.
          1.3 “Licensed Product(s)” shall be women’s shoes and boots, including fashion sports shoes but expressly not including athletic shoes.
          1.4 “Net Sales” shall mean the gross dollar amount of all sales by LICENSEE of the Licensed Products (hereinafter “Gross Sales” ) less the following items insofar as they are separately stated but included in the amounts invoiced to customers: usual trade discounts actually taken, returns and allowances. No costs incurred in the manufacture, sale, distribution, advertisement, or promotion of the Licensed Products shall be deducted from Gross Sales or from any Royalty (defined below) payable to LICENSOR, except as otherwise expressly set forth herein. Local, State or Federal taxes of any nature whatsoever including, without limitation, tariffs, sales tax, use taxes, value added and inventory taxes, shall not be included in Gross Sales, or deducted from Gross Sales for purposes of computing Net Sales. Net Sales shall include the sale of Secondary Goods (as defined below), but shall not include the sale of samples to LICENSEE’S Licensed Product sales force.
          Except as otherwise expressly set forth herein, any sales or transfers of Licensed Products made by LICENSEE to any person or entity that does not deal at arm’s length with LICENSEE shall be computed, for the purpose of determining Net Sales, at an amount equal to the price at which LICENSEE would have invoiced or charged purchasers who deal at arm’s length with LICENSEE and all Royalties shall be paid to LICENSOR thereon.
          1.5 “Notice Address” shall be the addresses set forth for the parties at the beginning of this Agreement, or such other addresses as a party may hereafter designate to the other party in writing from time to time. At no time shall LICENSEE have a notice address outside of the United States.
          1.6 “Territory” shall be Worldwide. Licensee will have 24 months from the effective date of this License Agreement to exploit the Japanese market or Licensor shall have the right to assign another Licensee for Japan.
          1.7 “Use” (or “Used,” “Uses” or “Using”) shall mean (1) the placement of the Marks on the Licensed Products; and (2) the use of the Marks in the broadest sense of publication, that is any visual and aural form which to the average person would indicate that the Licensed Products are associated with the Marks, including, but not limited to, print media, labels, tags, point of sale and showroom displays, signage, packaging, stationery, business cards and forms, and electronic media now known or hereafter devised, and the form and content of the subject matter associated with all the aforementioned; and (3) all other uses of the Marks approved by LICENSOR in writing prior to the use.
          1.8 “Material Term” shall include any numbered provision within the paragraphs headed “Minimums and Payment,” “Reporting, Accounting and Auditing,” and “Quality Standards,” a breach of any of which shall be deemed “material.”
          1.9 “Advertising” shall include expenditures made in connection with the public promotion, through standard media, of the Licensed Product for sale and distribution, and shall not include coop advertising and sales promotions “Advertising” shall not include any expense incurred in connection with the preparation and/or construction or dismantling of a booth at any trade show, or entertainment expenses.
          1.10 “Close-Out Sales” shall mean Sales of Licensed Merchandise for less than 50% of its regular wholesale price made to the following approved retailers: Marshall’s, T.J.Maxx, Loehman’s, Ross Stores, Syms, Daffy’s, Century 21, Filene’s Basement, and Luggage Factory Outlet, as well as to such other discount retailers as LICENSOR shall hereafter approve in its sole discretion in writing.
          1.11 “Season” shall mean any of four seasons. Such seasons are: February (Fall), June (Resort), August(Spring), and December (Prefall).
2. TERM
          2.1 TERM: Subject to the provisions of Article 11 (Termination) herein, this Agreement shall continue in force for Five (5)years from the Effective Date . LICENSEE shall have the option to extend the term of this Agreement for an additional period of Two (2) years provided: (i) LICENSEE is in full compliance with all the terms and conditions of this Agreement immediately prior to the exercise of the option to renew, and (ii) LICENSEE gives LICENSOR notice of its desire to renew at least six (6) months prior to the end of the Initial Term, and Unless otherwise agreed to by written amendment, the Option Term, if any, shall be upon the same terms and conditions as provided for in this Agreement, excepting there shall be no further extension of the Initial Term without mutual agreement of the parties. Should LICENSOR at any time exercise its right under this Agreement to terminate the rights of LICENSEE, all options to extend the term shall likewise be terminated.
          2.2 LICENSED TERM, YEAR, AND QUARTER DEFINED: The Initial Term, Option Term, if any, and the Winding-Up Period (defined below), if any, shall collectively be referred to as the “Licensed Term” or “Term.” The quarters of the Term shall be every three (3) month period.

3. GRANT OF LICENSE
          3.1 LICENSE: Subject to the provisions of this Agreement, LICENSOR grants to LICENSEE, and LICENSEE accepts, an exclusive, nontransferable license to Use the Marks in the Territory only as specifically provided for in this Agreement including, but not limited to, the right to produce, sell and distribute the Licensed Products (hereinafter “License”).
          3.2 BEST EFFORTS: During the Licensed Term, LICENSEE shall use its best efforts to exploit the License granted herein throughout the Territory, including, but not limited to, offering for sale Licensed Products so that they may be sold to the consumer on a timely basis; coordinating the characteristics and marketing of its Licensed Products with the products of LICENSOR’S other licensees; cooperating with LICENSOR and its licensees’ marketing and sales programs; and offering a collection of the Licensed Products for sale in the Territory at all times for each and every season.
          3.3 ADDITIONAL RIGHTS TO LICENSE:
          (A) LICENSEE acknowledges that LICENSOR has previously licensed the use or Use of the Marks in connection with products other than the Licensed Products to third parties and that LICENSOR shall grant additional licenses in the future for territories or products that are not presently licensedand that are not within the scope of this License.
          (B) For the purpose of this Section 3.3(B), when the term “LICENSEES” or “Licensees” is used, it is intended that said terms mean the whole or part of the whole group of all of LICENSOR’S licensees, which includes LICENSEE. LICENSEE hereby acknowledges that, due to the nature of the industry, precise definition of the scope of goods covered as Licensed Product is sometimes not possible. LICENSEE therefore agrees to accept at all times the sole judgment of LICENSOR with respect to whether a particular style, design or product is a Licensed Product within the scope of the License. LICENSEE agrees that it will not market, either directly or indirectly, any style, design or product which LICENSOR, in its sole discretion, determines is not a Licensed Product within the scope of the License. LICENSEE further agrees that in the event of a dispute between any of the Licensees arising out of or based upon a claim that a product being manufactured or sold as a Licensed Product by one “Licensee” infringes upon the license granted by LICENSOR to another “Licensee,” regardless of the legal grounds upon which the cause of action or claim is based, LICENSOR shall reasonably and consistent with the terms and spirit of this License investigate the claim and LICENSEE shall cooperate in all respects with said investigation. LICENSOR shall then submit to any affected Licensee a written determination, which may include a procedure for mitigating any losses that might occur.

Said determination and procedure shall be conclusive as to all parties including LICENSEE, and all shall be bound thereby without legal recourse.
          3.4 OPTION: In the event Licensor decides to License Men’s footwear Licensor shall advise Licensee in writing of pending negotiations with a third party. Licensee shall come up with an acceptable proposal. If an agreement cannot be reached within 30 days, Licensor shall have the right to enter into License for men’s shoes with a 3rd party.
4. MINIMUMS AND PAYMENT
          4.1 MINIMUM SALES VOLUMES: If LICENSEE’S Net Sales in the Territory do not reach the following dollar volume levels for each Year of the Licensed Term (hereinafter “Minimum Sales Volumes”), then LICENSOR shall have the right, but not the obligation, to terminate this Agreement:
The Minimum Sales Volume shall be the greater of those figures established below or 75% of the average of the actual sales for the preceding two years.

Year One: (2003)	$1,500,000
(Adjusted for August)	$750,000
Year Two: (2004)	$1,875,000
Year Three: (2005)	$2,345,000
Year Four: (2006)	$2,930,000
Year Five: (2007)	$3,662,500	Option Terms
Year Six: (2008)	$4,578,000
Year Seven: (2009)	$5,722,600
          Notwithstanding the preceding, LICENSEE may avoid termination of this Agreement for failure to meet the Minimum Sales Volumes in a given Year by paying the GMTR due for that Year as defined below in Sections 4.2 and 4.3.
          4.2 TRADEMARK ROYALTY:
          (A) As a royalty, LICENSEE shall pay to LICENSOR a sum equal to seven percent (7%) of Net Sales of the Licensed Products, except, as set forth in Paragraph 4.4 herein below, the Trademark Royalty on Close-out goods shall be three percent (3%) (hereinafter “Trademark Royalty”) on a quarterly basis no later than the twentieth (20th) day of the month immediately following the quarter in which said

Net Sales are made.
(B) GUARANTEED MINIMUM TRADEMARK ROYALTY: Whether or not LICENSEE achieves the required Minimum Sales Volumes, LICENSEE shall pay to LICENSOR (as set forth in 4.2(C) below) the greater of either the Trademark Royalty or the Guaranteed Minimum Trademark Royalty (hereinafter “GMTR”) as follows:
     The Minimum Trademark Royalty shall be the greater of those figures established below or 75% of the average of the actual Royalty for the preceding two years.

Year One: (2003)	$105,000
(Adjusted for August)	$52,500	(Only two collections)
Year Two: (2004)	$131,250
Year Three: (2005)	$164,150
Year Four: (2006)	$205,100
Year Five: (2007)	$256,375

Option Terms
Year Six: (2008)	$320,460
Year Seven: (2009)	$400,580
          (C) Subject to the provisions of paragraph 4.5 below, the GMTR shall be paid in two equal payments for each year (on Feb.1 st and July 1st), with the exception of Year One where one payment of $26,250 shall be made on July 1, 2003, and a second payment of $26,250 shall be paid on December 1, 2003.
          (D) All royalty payments (whether Trademark Royalty. Advertising Payment, or GMTR, herein collectively referred to as “Royalty” or “Royalties”) shall be sent to Licensor via overnight courier together with the Quarterly Report, defined hereinbelow, and shall be paid automatically by LICENSEE without billing therefor by LICENSOR.
          (E) LICENSOR shall have the right to purchase such styles and quantities of Licensed Product for its wholly owned retail stores as it desires. LICENSOR’S cost for all such purchases shall be discounted Twenty Percent (20%) from LICENSEE’S regular wholesale prices. No royalty shall be due to LICENSOR on such sales such sales do not count toward minimum sales volume. Notwithstanding anything to the contrary contained herein, LICENSOR shall have no obligation to purchase or sell any Licensed Product.
          4.3 ADVERTISING EXPENDITURE: LICENSEE must spend, at a minimum, three percent (3%) of Net Sales on advertising and/or public relations related to the Licensed Products (“Advertising Funds”). LICENSEE shall arrange for at least one print advertisement for the Licensed Products in a prestigious magazine with national distribution such as Glamour, Cosmopolitan, Elle, WWD, or Mademoiselle annually during the Term. For the first year of the Term, LICENSEE shall spend at least Forty five

Thousand ($45,000) Dollars as Advertising Funds. All Advertising Funds shall be in addition to all other payments due LICENSOR hereunder. LICENSOR shall have the right to approve all copy, layout and artwork of all advertisements placed by LICENSEE for the Licensed Products. LICENSEE shall forward copies to LICENSOR sufficiently in advance of the date of use for LICENSOR to review. In no event will any advertising or promotional piece for the Licensed Products be disseminated or utilized by LICENSEE without LICENSOR’ S advance written approval. Any earned advertising percentage not spent during the year shall be paid directly to Licensor.
          4.4 CLOSE-OUT SALES (Royalty): The reduced Trademark Royalty on Close-Outs shall be three percent (3%). Licensee is only entitled to these reduced royalty rates on a maximum of twenty percent (20%) of Gross Sales per Year of the Licensed Term. On sales of Close-Outs in excess of this twenty percent (20%) limit, LICENSEE, shall pay the standard Trademark Royalty percentages as set forth in Section 4.2 above.
          Each quarter LICENSEE shall provide LICENSOR with an accounting of the sales of Close-Outs on the Quarterly Report for said quarter. If any such accounting reveals that LICENSEE has paid the reduced royalty on more than twenty percent (20%) of Gross Sales from the beginning of that Year through the end of the relevant quarter, LICENSEE shall immediately pay to LICENSOR the amount of the calculated underpayment of Royalty. Should any such payment result (as of the end of any Year) in an overpayment of Royalty by LICENSEE, LICENSOR shall credit the overpayment to LICENSEE against the next Royalty payment due.
          4.5 ADVANCE TRADEMARK ROYALTY: In addition to all other payments required hereunder, LICENSEE, shall pay to LICENSOR, an advance Trademark Royalty (hereinafter “Advance Trademark Royalty”). This Advance Trademark Royalty shall be credited against the GMTR due for the year of the Initial Term. The balance of the GMTR shall be paid in accordance with the provisions of paragraph 4.2(c) above.
5. REPORTING, ACCOUNTING AND AUDITING
          5.1 QUARTERLY REPORTS: No later than the twentieth (20th) day of the month immediately following each quarter of the Licensed Term, LICENSEE shall submit to LICENSOR a written report on a form provided by LICENSOR (see Exhibit A) from time to time which shall include a written statement of LICENSEE’S inventory and Net Sales during such quarterly period showing the number and type of Net Sales of each Licensed Product, a calculation of the Royalty due based thereon, and all other information requested by LICENSOR in this Agreement or Exhibit A (hereinafter “Quarterly Report”). Each Quarterly Report shall be accompanied by the remittance to LICENSOR of the Royalties shown to be due on the report, shall be sent via overnight courier, and shall be certified as correct by the Chief Executive Officer or Chief Financial Officer of LICENSEE or such other officers or employees of

LICENSEE as shall be designated by LICENSOR. In the event of an inquiry by LICENSOR regarding any such report, LICENSEE shall comply promptly with LICENSOR’S reasonable request for information in the manner requested. Within twenty (20) days after any expiration or termination of this Agreement, LICENSEE shall provide LICENSOR a Quarterly Report for the last whole or partial quarterly period during the Term, and LICENSEE shall continue to submit such reports and all Royalty payment obligations to LICENSOR within twenty (20) days following each thirty (30) day period during the Winding Up Period, if any.
          5.2 LATE PAYMENTS: It is specifically understood by LICENSEE that, with respect to royalty payments and accounting statements, time is of the essence and any payment due pursuant to this Agreement (including, but not limited to all Royalties, trade show bills, and other bills for expenses or services agreed upon by LICENSEE, etc.), that is late shall bear interest from seven (7) days after the date that notice of payment default is received from LICENSOR, unless the same is cured within the seven (7) day period, until remittance thereof to LICENSOR at the prime rate of interest established by EAB — European American Bank of New York, New York, from time to time during said period, plus two percent (2%) per annum or the highest rate allowed by law, which is greater. The operation of this clause is without prejudice to any other right or remedy LICENSOR may have pursuant to the terms of this Agreement or the law. LICENSEE shall not set off any amounts against any payment of its Royalties or bills due LICENSOR unless agreed in writing by LICENSOR prior thereto.
          5.3 PAYMENT DEFAULT: The acceptance of late payments hereunder, or the acceptance of payment without a Quarterly Report or with an incomplete or incorrect Quarterly Report, or any restrictive endorsement (I) shall not constitute a waiver of timely payments, (2) shall not cure any default which might exist, and (3) shall be without prejudice to any of the rights or remedies LICENSOR may have hereunder.
          In the event that a default is declared and the rights of LICENSEE under this Agreement are terminated, all payments required hereunder, including, but not limited to, Trademark Royalty and Advertising Payments on past sales, and all GMTR for the Licensed Term, unpaid bills, etc., shall be immediately due and payable to LICENSOR, in full, plus any interest due thereon at the rate prescribed in 5.2 above.
          5.4 PROPER BOOKS AND RECORDS: LICENSEE shall maintain separate and appropriate books of account or computer records relating to the Licensed Products, in accordance with generally accepted accounting principles (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, and to the extent reasonably available, purchase orders, cutting tickets, and Inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement. The Licensed Products shall be assigned unique style numbers which shall be identical to the style numbers utilized to identify each respective Licensed Product in all Licensee’s books and records and computer records, and on all sales invoices and related documents. LICENSEE’S books and records shall at all times during the Licensed Term and for three years (3) thereafter (or in the event of a dispute between the parties hereto, until three (3) years after said dispute is resolved, whichever is later) be kept at LICENSEE’S Notice Address. LICENSEE shall not change the address at which the books and records are kept without prior written notice to LICENSOR.
          5.5 ANNUAL FINANCIAL STATEMENTS: No later than one hundred and twenty (120) days after each December 31st during the Term, LICENSEE shall furnish LICENSOR with its audited annual financial statements (if they are prepared in its ordinary course of business) prepared in accordance with generally accepted accounting principles consistently applied. In the event an audited statement is not prepared by LICENSEE, LICENSEE shall furnish LICENSOR within ninety (90) days after LICENSEE’S fiscal year end with its unaudited financial statements, reviewed by an independent certified public accountant and certified to be correct by the Chief Executive Officer and Chief Financial Officer of LICENSEE or by such other officers or employees of LICENSEE as LICENSOR shall designate.
          5.6 RIGHT TO AUDIT: Upon not less than ten (10) day’s notice to LICENSEE, LICENSOR, at its expense, shall have the right during the Licensed Term and for three (3) years thereafter at any time during regular business hours, not more frequently than one time annually,. to have a qualified accountant selected by LICENSOR audit the records of LICENSEE to the extent necessary to verify LICENSEE’S statements and payments of Royalties, including the right to examine, photocopy and make extracts from such records. Such records shall be made available to LICENSOR’S accountant at LICENSEE’S Notice Address stated above. LICENSEE shall cooperate with and assist LICENSOR’S accountant for the purpose of facilitating such audit. The provisions of this paragraph shall survive the termination or expiration of this Agreement.
          If, as a result of such audit, LICENSOR’S accountant determines that the amount of Royalties due was greater than the amount reported by LICENSEE in any Quarterly Report furnished pursuant to Section 5. 1, LICENSOR shall promptly furnish to LICENSEE a copy of the report of its accountant setting forth the amount of the deficiency showing, in reasonable detail, the basis upon which such deficiency was determined. LICENSEE shall promptly remit to LICENSOR a sum equal to such deficiency, together with interest thereon at the rate prescribed in Section 5.2 from the date such Royalty was due until the date of such remittance. In addition, if the audit reveals underpayment by more than three percent (3%) of the Royalties in any quarterly period, LICENSEE shall pay to LICENSOR the cost of such audit.
          If, as a result of such audit, LICENSOR’S accountant determines that the amount of Royalties paid was greater than the amount actually due, such overpayment will be promptly refunded to LICENSEE.
          5.7 PAYMENT CURRENCY: All calculations and payments required under this Agreement shall be in United States Dollars.
6. QUALITY STANDARDS
          6.1 QUALITY STANDARDS: LICENSEE acknowledges that the continued maintenance of the great significance and value of the Marks and their associated goodwill, the continued maintenance of LICENSOR’S quality standards, and the merchandising and coordination of the products associated with the Marks are all essential elements of the License granted herein. LICENSEE agrees that the nature and quality of all Uses of the Marks by LICENSEE shall conform to standards set by, and be under the control of, LICENSOR. All Uses, and any later permitted use as set forth in Section 1.7 above, shall require the prior written consent of LICENSOR. (See Approval Procedure Section 6.2 below).
          The Marks shall be used only in the form set forth in Schedule 1. Upon written notice, LICENSOR may change, at its sole discretion, such approved form of the Marks. LICENSEE shall comply with said change as soon as all remaining Inventory and any Inventory contracted for prior to such notice are Used in connection with the Licensed Products, but in no event shall they be Used beyond six (6) months from the date of notice. This Agreement shall automatically apply to such later developed trademarks which, at the sole option of LICENSOR, are specifically instructed for a Use by LICENSEE. The term “Mark” as used in this Agreement is intended to include all such later developed trademarks which LICENSEE has been instructed to Use under the terms of this Section. The “Showing” shoes shall be provided free of charge to LICENSOR four (4) times per year as follows: February (Fall) and August (Spring) not exceeding (80) pairs for each collection; June (Resort) and December (Prefall) not exceeding (30) pairs for each collection. Shoes shall be in sizes 7 1/2 to 11 to fit models
          6.2 APPROVAL PROCEDURE: Before offering for sale any product LICENSEE intends to offer as a Licensed Product, and before committing to a Use of the Marks, LICENSEE shall obtain LICENSOR’S prior written approval of such product and/or Use. The Licensed Product and Marks Use approval process is critical to the License granted herein, and must be strictly adhered to at all times by LICENSEE. Once LICENSOR has approved any Licensed Product or Use, the approval shall remain in effect unless LICENSOR notifies LICENSEE to the contrary in writing. LICENSOR shall notify LICENSEE of its approval or disapproval within five (5) business days after its receipt of a product.
          6.3 MAINTENANCE OF AND CONTINUED QUALITY CONTROL:

          (A) LICENSEE agrees to cooperate with LICENSOR in facilitating LICENSOR’S control of the nature and quality of the Licensed Products, to permit reasonable, periodic inspection of LICENSEE’S operations, at reasonable times and with reasonable notice, and to supply LICENSOR with specimens of all Uses of the Marks as set forth in this Agreement, and upon request of LICENSOR. LICENSEE shall provide LICENSOR, when and if requested for the purpose of quality control or for investigating an issue involving the Marks, with the name, address, telephone number and name of principals of any plants, factories or other manufacturing facilities of any third party (hereinafter “Third Party Facility”), and any symbol or number a Third Party Facility may use or be required to use to identify itself as a source of goods. In the event the Licensed Products or components thereof are manufactured or displayed other than by LICENSEE, LICENSEE shall at all times obtain compliance with this Article 6.
          (B) In Order for LICENSOR to determine and assure itself that LICENSEE is maintaining the quality control standards set forth by LICENSOR by manufacturing the Licensed Products in accordance with the samples approved by LICENSOR as per the approval procedure set forth in 6.2 above, within ten (10) business days after the commencement of each Licensed Product’s first production run, LICENSEE shall deliver to LICENSOR not less than one (1) pair of each first production run of Licensed Product without charge. LICENSEE shall also deliver to LICENSOR, promptly upon LICENSOR’S request from time to time, but not more than four (4) times per year, a reasonable amount of specific Licensed Products without charge for quality control checking. If at any time, LICENSOR reasonably determines, in its sole discretion, that a Licensed Product is of lesser quality than the sample approved pursuant to Section 6.2 above, LICENSOR shall give LICENSEE written notice thereof, setting forth specifically the elements of variation in quality and reasons for disapproval. LICENSEE shall immediately cease production and distribution of that Licensed Product until its quality is improved to the sole reasonable satisfaction of LICENSOR; however, in no case shall LICENSEE have longer than thirty (30) days to cure said defect. Repeated failures by LICENSEE, after notice, to correct a recurring Licensed Product defect, shall constitute cause for immediate termination of this Agreement by LICENSOR with no right to cure by LICENSEE.
          (C) In the event that the standard, style, appearance or quality of any Licensed Product ceases to be acceptable to Licensor, Licensor shall have the right, exercisable in its reasonable discretion, to withdraw its approval of such Licensed Products. Within thirty (30) days of receipt of written notice from Licensor of its determination to withdraw such approval, Licensee shall either correct the deficiencies in the Licensed Products to the satisfaction of Licensor or immediately cease the use of the Mark(s) in connection with the manufacture, distribution, sale, marketing, advertising, merchandising, publicity and promotion of such Licensed Products except that work in process may be completed and finished inventory may be sold to customers. Upon request, Licensee shall provide Licensor with a list of all work in progress and all completed inventories related to such Licensed Products. Licensor’s election to withdraw approval from any or all Licensed Products shall not relieve Licensee from its obligation to pay royalties on any Sales of such Licensed Products theretofore or thereafter made, as permitted herein.
          6.4 SECONDARY GOODS: LICENSEE shall not market any of the Licensed Products as seconds or irregulars (“Secondary Goods”): (a) unless such Secondary Goods do not constitute, during any four (4) consecutive Quarterly Periods, in excess of five percent (5%) of the total volume of Licensee’s production of the Licensed Products during such Quarterly Periods; or (b) unless the Mark(s) are obliterated or rendered illegible to the reasonable satisfaction and approval of LICENSOR, which approval must be in writing; or (c) unless LICENSOR otherwise specifically authorizes LICENSEE to sell such Secondary Goods with the Mark(s) thereon, strictly in compliance with LICENSOR’S instructions. Notwithstanding LICENSEE’S sale of such products, such sales shall be deemed Net Sales and entitle LICENSOR to the payment of the Percentage Royalty related thereto.
          6.5 COMPLIANCE WITH LAWS: Any and all Uses and manufacture of the Licensed Products shall be in compliance with all necessary governmental approvals and all applicable laws, rules and regulations, including, but not limited to, Title 29, section 212 of the United States Code and the Magnuson-Moss Warranty Act as to express and implied warranties. LICENSEE shall pretest all proposed and approved Licensed Products and shall cause truthful labeling regarding care, maintenance, and use to be affixed to the Licensed Products, along with any other disclosures required by law or reasonably required by LICENSOR (including, but not limited to, copyright and trademark ownership notices which shall be included with any Use of the Marks at all times, the legend “Manufactured by [name of LICENSEE] under license from Tyler by Richard Tyler” on all Licensed Products [hangtags, labels or packaging as appropriate] to disclose the relationship established by this Agreement, and any legally required Magnuson-Moss warranty notices clearly identifying LICENSEE as responsible for the warranty). LICENSEE shall immediately inform LICENSOR in writing of any material complaint by any consumer or governmental body relevant to the Licensed Products, and the status and resolution thereof. LICENSEE shall move expeditiously to resolve any such complaint.
          6.6 PRODUCTION/IMPORTATION:
          (A) Licensed Products may only be manufactured by LICENSEE at a facility it does not own or lease if and only if it notifies LICENSOR that such third-party manufacturer shall be retained, and further submits to LICENSOR such information, specifications and samples as LICENSOR requests. LICENSOR reserves the right to reject, in the exercise of its reasonable discretion, any such third-party manufacturer, and may impose reasonable inspection and supervision fees on approved manufacturers to cover

LICENSOR’S costs incurred in making such determination. Such inspection and supervision fees shall be paid by LICENSEE.
          (B) LICENSOR may demand that LICENSEE impose reasonable restrictions on such third-party manufacturers manufacture of products relating to the Mark(s)s and/or designs provided by the LICENSOR, including, but not limited to, having such manufacturers and their key production managers execute confidentiality and anti-pirating agreements in connection with same.
          (C) Any Licensed Product caused to be manufactured by LICENSEE outside the United States shall be imported into the United States under the name of LICENSEE and only LICENSEE. Any and all Licensed Products imported under a name other than that of LICENSEE shall be deemed counterfeit by LICENSOR and LICENSEE, and may be so represented to U.S. Customs Service and prosecuted accordingly.
          In order to prevent the importation of counterfeit merchandise, LICENSEE shall use a customs broker for all Licensed Merchandise imported under this Agreement. LICENSEE shall promptly notify LICENSOR of the identity of each such customs broker as LICENSEE shall use from time to time during the Term for Licensed Merchandise imported hereunder. LICENSOR shall not be liable for any acts of or transactions with said broker.
          LICENSEE agrees that it will not engage in “unlawful transshipment” of merchandise, as that term is defined by the U.S. Customs Service, or utilize manufacturers that engage in such “unlawful transshipment.” LICENSEE further agrees that all merchandise manufactured outside the United States will have labels permanently affixed thereto that reflect the actual “country of origin” as that term is defined by the U.S. Custom Service.
          6.7 ALL APPROVALS SEASONAL: LICENSOR’S approval of any materials for use in connection with the manufacture, distribution, sale, marketing, advertising, merchandising, publicity and promotion of any particular Season’s Licensed Products shall constitute approval for such use in connection with such Season unless LICENSOR notifies LICENSEE to the contrary in writing.
          6.8 LICENSEE acknowledges and agrees that although LICENSOR may conduct reviews of various items for LICENSEE, including, without limitation, Licensed Products, prototypes or samples and may make various recommendations to LICENSEE, regardless of whether such reviews or recommendations are required or voluntary under the terms of this Agreement, LICENSOR shall have no responsibility or liability for the operation of LICENSEE’S business or its manufacturing, distribution, sales or facilities used in connection therewith. Nor shall LICENSOR’S approval of any Prototype, Final

Prototype, Packaging or artwork be construed to mean the LICENSOR has determined that the sample or artwork conforms to the laws or regulations of any jurisdiction, or that it is not in conflict with any other licensed articles and Licensor shall not bear any liability for such approval.
7. THE MARKS
          7.1 OWNERSHIP RIGHTS DEFINED: LICENSEE acknowledges the ownership of the Marks by LICENSOR, agrees that it will do nothing inconsistent with such ownership, and that all Use (and any other use thereof) of the Marks by LICENSEE and all good will developed there from shall inure to the benefit of and be on behalf of LICENSOR. LICENSEE agrees that nothing in this Agreement shall give LICENSEE any right, title, or interest in the Marks other than the right to Use the Marks in accordance with this Agreement and LICENSEE agrees that it will not attack the title of LICENSOR to the Marks, the validity of the Marks, any rights of LICENSOR that may have arisen from this Agreement, or the validity of this Agreement.
          LICENSOR has the right to use any Licensed Product designed and used by LICENSEE and/or LICENSOR as part of LICENSEE’S obligation under this Agreement in any manner LICENSOR may deem beneficial to the exploitation of the Marks anywhere in the world, including, but not limited to, the production, sale and distribution of the Licensed Products through a third party contractor or a new licensee, should this License expire or terminate for any reason (with no right to a Winding-Up Period) prior to the fulfillment of any outstanding orders or as otherwise necessary to protect the reputation and goodwill of the Marks. LICENSEE shall be entitled to reimbursement for actual out-of-pocket expenses associated with the duplication of art work, designs, patterns, etc. developed by LICENSEE (which shall be duplicated and forwarded to LICENSOR promptly after requested by LICENSOR) for use as set forth in this paragraph.
          7.2 COPYRIGHT NOTICES: LICENSOR shall be deemed the author, with the right but not the obligation in its sole discretion, to register a claim to any copyright within an art work or a writing that is developed by LICENSEE as part of the obligations of LICENSEE toward the Licensed Products. LICENSEE agrees that all such copyrighted artwork and writings are a work for hire, and shall be protected as the sole and exclusive property of LICENSOR. In the event any such artwork and writings are deemed to not be works for hire, LICENSEE hereby assigns all copyright rights in and to the artwork and writings to LICENSOR. LICENSEE agrees to execute such documents as may be requested by LICENSOR to give effect to this provision. LICENSEE shall place a legally sufficient copyright notice which protects the rights of LICENSOR on each and every design, style, garment, creation or writing which is capable of protection pursuant to the copyright laws of the United States of America. Any public distribution of goods bearing copyrightable works of LICENSOR by LICENSEE without a copyright notice as required above, if not authorized, is a violation of this Agreement.
          7.3 CONFIRMATION OF OWNERSHIP: Whenever requested by LICENSOR, whether during the Licensed Term or thereafter, LICENSEE shall execute such documents or applications as LICENSOR may deem necessary to confirm LICENSOR’S ownership of all their rights, to maintain the validity of the Marks and the copyright(s) referred to above in Section 7.2, and to obtain, or maintain any registration thereof.
          7.4 LABELS/PACKAGING: All Licensed Products shall contain a label, hangtag and/or packaging (hereinafter c collectively “labeling” or “label(s)”) as designated by LICENSOR from time to time. LICENSEE understands the importance of maintaining the security and integrity of all trademarked labeling used on the Licensed Products, and LICENSEE agrees to use its best efforts to maintain, and to require any subcontractors to maintain, a strict, accurate and current inventory of all labels throughout the manufacturing process of the Licensed Products so as to preclude any diversion of the labels, and, if any such diversion occurs, LICENSEE agrees to notify LICENSOR in writing immediately upon discovery thereof
          7.5 TRADEMARK REGISTRATION: In the event the Territory includes countries in which one or more of the Marks has not yet been registered, LICENSOR has the right, but not the obligation, to obtain trademark registration of any of the Marks in such countries. LICENSOR makes no representation or warranty that the Marks will be registered or are registerable in the Territory, and the failure to obtain or maintain registrations thereof shall not be deemed a breach hereof by LICENSOR.
8. MARKETING AND DISTRIBUTION
          8.1 PARTICIPATION PLEDGED: LICENSEE acknowledges that the marketing programs that may be developed by or for LICENSOR are for the benefit of all licensees of the Marks, and LICENSEE’S cooperation and support thereof are an integral part of such program and this Agreement. Therefore, LICENSEE pledges its direct and active support of all licensee meetings and any marketing program LICENSOR may develop, including, without limitation, participation in sales presentations and fashion shows, presentations and distributions to the various media, special events and special promotions by the timely giving of Licensed Products, direct assistance, sales and other relevant information.
          8.2 MARKETING, WHOLESALE & SHIPMENT POLICY: LICENSEE acknowledges that the availability and selection of product, styles, fabrication, quality, colors and sizes of the Licensed Products (as the case may be depending on the category of Licensed Product) are an integral part of the high reputation and value which the trade and consumers have come to associate with the Marks. To further protect that reputation and value, LICENSEE agrees that its policy of sale, distribution, and exploitation shall be of the high standard established by LICENSOR from time to time in its sole discretion reasonably applied (see the Licensee Guidelines), and any variance from such standards shall be only upon the prior written approval of LICENSOR or when necessary to comply with any applicable law, rule or regulation with prior written notice thereof to LICENSOR. LICENSEE hereby acknowledges that the timely shipment of all Licensed Products approved for shipment to a customer is a critical element of this License, and LICENSEE agrees that it will use high diligence to timely ship all such orders.
          LICENSEE shall not sell the Licensed Products to any person or entity LICENSEE knows, should have known, or had reason to believe would sell them outside the Territory.
          8.3 DISTRIBUTION: LICENSEE’S distribution shall be solely to retail outlets to which LICENSOR and other of LICENSOR’S licensees sell products bearing the Mark(s) and to such specialty shops, department stores and other retail outlets dealing in products similar in quality to the Licensed Products and where operations are consistent with the standards of quality, taste and prestige associated with the Mark(s). The Licensed Merchandise shall be sold by LICENSEE only at wholesale and at wholesale prices. LICENSEE shall not (i) subject to Section 4.4, sell or distribute any Licensed Merchandise to discounters, wholesalers, jobbers, diverters, or any other entity which does not sell at retail exclusively, or (ii) sell the Licensed Merchandise directly to the public in retail stores, catalogs or otherwise unless LICENSEE submits a proposal to LICENSOR outlining its plans for the development of such a business and LICENSOR approves, in the exercise of its sole discretion, such proposal. Within thirty (30) days after the execution of this Agreement, LICENSEE shall provide LICENSOR with a list of its customers for the Licensed Merchandise. LICENSEE shall submit all changes in its customer list with the regular statement of royalties or more frequently if needed. LICENSOR shall have the right to disapprove all or any portion of such list. LICENSEE shall not sell Licensed Merchandise to any customer without first obtaining currently effective approval from LICENSOR.
          8.4 SAMPLES FOR SALES FORCE: Prior to the showing of a new line, and subsequent to Use approvals (see Section 6.2), LICENSEE shall furnish to its Licensed Product sales force sufficient samples of the Licensed Products for their use in selling said product and for the display of said Licensed Products at trade shows and showrooms. At the same time and at no cost, LICENSEE shall give LICENSOR three complete lines of the Licensed Products for display at its showroom along with all other products bearing the Marks and as otherwise determined by LICENSOR, and shall provide a reasonable quantity of Licensed Product for the use of any public relations or advertising firm or individual hired to promote said Licensed Products and/or the Marks through editorials, advertising and the like, also at no cost to LICENSOR.
          8.5 MERCHANDISER/DESIGNER: LICENSEE shall provide, at its own. expense, a full time or part time (as is necessary) employee or independent contractor qualified to act as a designer, merchandiser and/or production/sample coordinator (or the equivalent as the case may be depending on the Licensed Product category) with respect to the Licensed Products. This employee shall devote the necessary amount of his/her working time on the development and coordination of the line in conjunction with the merchandising staff of LICENSOR.
          8.6 APPEARANCE OF ONE PRODUCT LINE: LICENSEE acknowledges that to the extent reasonably possible and prudent LICENSOR and its merchandiser/designers/production coordinators will attempt to make the product lines of all licensees of the Marks coherent and consistent and appear to be the product of one company. LICENSEE agrees to reasonably cooperate with LICENSOR in this endeavor.
9. INFRINGEMENT
          LICENSEE shall notify LICENSOR promptly of any actual or threatened infringements, imitations, or unauthorized use of the Marks by third parties of which LICENSEE becomes aware. LICENSOR shall have the sole right, at its expense, to bring any action on account of any such infringements, imitations or unauthorized use, and LICENSEE shall cooperate with LICENSOR, at LICENSOR’S expense, as LICENSOR may reasonably request, in connection with any such action brought by LICENSOR. LICENSOR shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by LICENSOR. In no event shall LICENSOR be responsible to LICENSEE for any damages that may result from said infringement(s), subject to Section 10. 1 hereof (Indemnification). Notwithstanding anything to the contrary contained herein, in the event LICENSOR fails or refuses to commence an action on account of any infringements, imitations or unauthorized use of the Marks, LICENSEE shall have the right to do so after advance written notice of its intent to LICENSOR. In such event, LICENSEE shall pay all costs and expenses incurred by it in connection with such action, and shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by LICENSEE. Notwithstanding the preceding, in no event will LICENSEE enter into any settlement without the express prior written approval of LICENSOR, which approval it may grant or withhold in its sole discretion. No costs or expenses incurred by LICENSEE in any such action shall be deducted from or offset against the Royalties otherwise do LICENSOR. In the event LICENSEE requests that LICENSOR cooperate in any such action, LICENSOR will do so at the sole cost and expense, including counsel of LICENSOR’S own choosing, of LICENSEE. In no event shall LICENSOR be responsible to LICENSEE for any damages that may result from said infringement(s),
10.	INSURANCE AND INDEMNIFICATION
          10.1 INDEMNIFICATION :

          (A) LICENSEE hereby indemnifies and holds LICENSOR, its successors and assigns, and any entity owning or controlling LICENSOR and its owners, officers, directors, employees, agents and representatives (hereinafter individually or collectively referred to as “Licensor Corporate”) harmless from and against any and all liabilities, claims, causes of action, suits, damages, including without limitation, suits for personal injury or death of third parties, and expenses, including reasonable attorneys’ fees and expenses, for which LICENSOR or Licensor
Corporate may become liable or may incur or be compelled to pay as a result of (i) LICENSEE’S performance of (or its failure to perform) its obligations or responsibilities hereunder, or (ii) LICENSEE’S breach of any of its covenants, representations and warranties under this Agreement, or (iii) any claim based upon allegations of negligence or strict liability which are attributable to any act of LICENSEE, or (iv) claims of infringement of any intellectual property right that would not be included under Section 10. 1 (B) below. In the event there is a claim against LICENSOR for which indemnification from LICENSEE is sought hereunder, LICENSEE shall have the right to defend, settle or contest said claim, at LICENSEE’S sole discretion, so long as the exercise of such discretion does not adversely affect LICENSOR in a substantial manner and does not affect the Marks in any way. This paragraph shall survive expiration or termination of the Licensed Term.
          (B) LICENSOR hereby indemnifies and holds LICENSEE, its successors and assigns, and any entity owning or controlling LICENSEE and its officers, directors, employees, agents and representatives (hereinafter individually or collectively referred to as “Licensee Corporate”) harmless from and against liabilities, claims, causes of action, suits, damages, including without limitation, suits for bodily injury or death of third parties, and expenses, including reasonable attorneys’ fees and expenses, for which LICENSEE or Licensee Corporate may become liable or may incur or be compelled to pay as a result of an infringement of any third party’s registered trademark in the Territory resulting from LICENSEE’S Use of the Marks in compliance with all the terms and conditions of this Agreement (including, but not limited to, the Approval Process set forth in 6.2). In the event there is a claim against LICENSEE for which indemnification from LICENSOR is sought hereunder, LICENSOR shall have the sole right to elect to defend, settle or contest said claim, at LICENSOR’S sole discretion, except as otherwise provided herein. This paragraph shall survive expiration or termination of the Licensed Term.
          10.2 EFFECT OF APPROVAL: The approval by LICENSOR of any Licensed Product, Use or distribution channel shall not be construed as a consent by LICENSOR to any infringement or violation of the law or rights of third parties occasioned by the approved License Product, Use or distribution channel, nor as an indemnification by LICENSOR or assumption of any responsibility for any such claim beyond the indemnification set forth in Section 10. 1 (B) above.
          10.3 INSURANCE: LICENSEE shall promptly procure and maintain in full force and effect at all times during the Licensed Term, with a responsible insurance carrier or carriers reasonably acceptable to LICENSOR, at least Two Million Dollars ($2,000,000) coverage through a commercial general liability policy, including products liability, and a Two Million Dollar ($2,000,000) umbrella general liability policy that specifically includes any and all risks related to the sale or Use of the Licensed Products, and that identifies the LICENSOR, owners, their officers, directors, employees, subcontractors, agents and managers.
          LICENSEE shall automatically furnish or cause to be furnished to LICENSOR within thirty (30) days of the Effective Date (and on the anniversary date thereof for every Year thereafter) evidence, in form and substance reasonably satisfactory to LICENSOR, of the maintenance and renewal of the insurance required herein, including, but not limited to, copies of policies with applicable riders and endorsements, Certificates of Insurance, and Continuing Certificates of Insurance.
11. TERMINATION
          TERMINATION: Subject to the continuing obligations arising from a breach hereof and those terms and obligations that survive cessation of this Agreement by the clear import of their language (including, but not limited to, Articles 4 [Payment], 5 [Accounting], 7 [Marks] and 10 [Insurance & Indemnification]), this Agreement and all rights relevant thereto shall cease upon the earlier of termination, for whatever reason, or expiration, except that the exercise of any right of termination under this Article II shall not affect any rights which have accrued prior to termination and shall be without prejudice to any other legal or equitable remedies to which LICENSOR may be entitled by reason of such rights.
          (A) WITHOUT CURE: LICENSOR shall have the right to terminate this Agreement effective immediately (without right to cure by LICENSEE) (1) upon LICENSEE’S receipt of written notice from LICENSOR in the event of any affirmative act of insolvency by LICENSEE; or (2) upon the appointment of any receiver or trustee to take possession of the properties of LICENSEE; or (3) upon the winding-up, sale, consolidation, merger, or any sequestration by governmental authority of LICENSEE; or (4) upon the breach by LICENSEE of any Material Term herein, except as expressly set forth in paragraph II (B) hereof, or (5) upon the decision of a court of first impression having competent jurisdiction to permanently enjoin LICENSEE’S unlawful use of the Marks or use of the Marks in a manner specifically denied in this Agreement, or adjudges such use to be violative of the trademark or other rights of any third party; or (6) upon performance by LICENSEE of any act specifically set forth in this Agreement as a non-curable breach.
          If this License is terminated as set forth above with no right to cure by LICENSEE, then LICENSEE shall have no right to a Winding-Up Period (as defined here and below) and shall promptly transfer all remaining Inventory to LICENSOR at LICENSEE’S direct and actual cost of goods to LICENSOR.

          (B) WITH CURE: LICENSOR shall have the right to terminate this Agreement, after notice to LICENSEE and expiration of a ten (10) day cure period for payment and or reporting defaults and expiration of a thirty (30) day cure period for all other defaults (but excluding any non-curable default as set forth in Section II (A) above which shall not be subject to this Section 11 (13)) if said defaults are capable of being cured, (1) upon the breach of any of the terms or conditions of this Agreement by LICENSEE, or (2) if LICENSEE takes any act or fails to act, and such action or omission is, in the reasonable opinion of LICENSOR, materially harmful to the Marks or the business of LICENSOR, or LICENSOR’S other licensees, or the brand. If a breach is not capable of being cured, then termination shall become effective as of the date of notice.
12. EFFECTS OF AND PROCEDURE ON TERMINATION
          12.1 DISCONTINUE USE OF THE MARKS: Upon the expiration or termination of this Agreement and any Winding-Up Period (as defined below), LICENSEE agrees (1) immediately to discontinue all Use of the Marks and copyrights of LICENSOR and any term, trademark or trade dress confusingly similar thereto; and (2) at no cost to LICENSOR, to transfer promptly to LICENSOR or destroy all printed materials bearing any of the Marks or copyrights of LICENSOR, and all tapes, heat stamps, dyes and the like used by LICENSEE (and any third party subcontractor) for reproduction of the Marks or copyrights of LICENSOR. In the event LICENSEE destroys such items, it shall provide a sworn statement to that effect detailing what was destroyed, the manner of destruction, and the date of destruction which is signed by an officer of LICENSEE. LICENSEE further agrees as set forth in Article 7 hereof that in the event of expiration or termination of this Agreement, that all rights in and to the Marks, the copyrights of LICENSOR and the good will connected therewith shall remain the property of LICENSOR. LICENSEE acknowledges that any Use or use of the Marks or copyrights of LICENSOR by LICENSEE after the date that termination or expiration is effective, which shall be effective upon the date set forth in any notice of Termination or upon the expiration of any Winding Up Period, whichever is later, shall constitute an infringement of the Marks and/or copyrights of LICENSOR.
          12.2 WINDING-UP PERIOD: Upon the expiration or termination of this Agreement and subject to LICENSOR’S right to purchase the Inventory as set forth in Section 12.3 below, LICENSEE shall have a reasonable time (as determined by LICENSOR upon receipt and review of the Inventory Statement and verification of the Inventory size), not to exceed nine (9) months from the Commencement Date (defined below) of the Winding-Up Period, on a non-exclusive basis, in which to dispose of its Inventory, if any, according to all the terms and conditions of this Agreement (hereinafter “Winding Up Period”). LICENSEE shall have no right to dispose of or otherwise deal in any Licensed

Products or use tangible items bearing the Marks if it refuses to allow LICENSOR to exercise its rights under this Section 12.2 or if it fails to allow LICENSOR to resolve any objections to the Inventory Statement to the satisfaction of LICENSOR.
          (A) WINDING-UP PROCEDURE: No later than sixty (60) days prior to expiration of this Agreement or within fifteen (15) days after termination, as the case may be, LICENSEE shall deliver to LICENSOR a complete and detailed statement setting forth the number and description of the then remaining Inventory, advertising (only if said advertising has previously been purchased and set for publication), copies of orders LICENSEE intends to fill, and the like (hereinafter “Inventory Statement” ). LICENSEE shall permit LICENSOR to be present at the time (with at least ten (10) day’s notice of the time and date of the compilation of data in preparation for the Inventory Statement) and at all reasonable times thereafter during the Winding-Up Period to have sufficient access to verify the accuracy of the Inventory Statement. If LICENSOR does not make a written objection to any part of the Inventory Statement within fourteen (14) days of receipt thereof, said statement shall be deemed accurate. The Winding-Up Period shall commence upon the earlier of the expiration of said fourteen (14) day period or the date of written notice to proceed with winding-up from LICENSOR (hereinafter “Commencement Date”).
          (B) EXPIRATION OF THE WINDING-UP PERIOD: Within twenty (20) business days following (i) expiration of the Winding-Up Period, or (ii) the actual liquidation of all remaining Licensed Products, or (iii) upon expiration of the fifteen (15) day or sixty (60) day deadline (depending on whether termination or expiration has occurred) for submission of the Inventory Statement by LICENSEE if none is received by LICENSOR within said time period, or (iv) the termination or expiration of this Agreement without right to a Winding-Up period, or (v) the exercise of LICENSOR’S right to purchase the Inventory as set forth in Section 12.3 below (unless LICENSOR does not purchase all remaining Inventory in which case LICENSEE shall have a right to a Winding-Up Period to sell-off the Inventory not so purchased), whichever is earlier, LICENSEE shall remit the last requisite Royalty payments and reports on the sale thereof (as required in Section 5. 1)[Paymentj, and shall, at the same time, remove and send to LICENSOR, at no cost to LICENSOR, any and all then remaining Inventory, and shall cease to Use the Marks or otherwise act in any way which may lead another to believe the LICENSEE still has the right to Use the Marks.
          12.3 LICENSOR’S RIGHT TO PURCHASE INVENTORY: Upon expiration or termination of this Agreement for any reason, LICENSOR shall have the right and option superior to any right of LICENSEE to a Winding-Up Period to be exercised in writing and mailed or delivered to LICENSEE no later than fourteen (14) days after receipt of the Inventory Statement, to purchase any or all remaining Inventory at LICENSEE’S actual and direct cost of the goods. No general overhead or indirect costs shall be included in computing LICENSEE’S actual cost of the goods.
13. RELATIONSHIP OF THE PARTIES
          The relationship of LICENSEE to LICENSOR is that of an independent contractor and neither LICENSEE nor its agents or employees shall be considered employees or agents of LICENSOR. This Agreement does not constitute and shall not be construed as consisting of a partnership or joint venture or grant of a franchise between LICENSOR and LICENSEE. LICENSEE shall not have the right, nor shall it represent that it has the right, to bind LICENSOR to any obligations to third parties.
14. ASSIGNMENT
          14.1 ASSIGNMENT: This Agreement may be assigned by LICENSOR but shall not be assignable or transferable by LICENSEE without the prior written consent of LICENSOR reasonably applied, and any attempted assignment, sublicense or pledge thereof by LICENSEE without such prior written consent shall be void and shall constitute a non-curable breach of the obligations of LICENSEE hereunder and shall be subject to termination by the LICENSOR at LICENSOR’S sole discretion.
          14.2 DEFINITION OF ASSIGNMENT: Assignment for purposes of this Agreement shall be the sale, transfer or assignment of fifty percent (50%) or more of the shares of LICENSEE, including by way of transfer, or assignment of any amount of authorized but unissued shares, a merger or consolidation; (or, if a partnership, then any change in at least fifty percent (50%) or more of the partners’ interest) in which LICENSEE is not the surviving entity; or, a sale of a substantial part of LICENSEE’S assets.
15. NOTICES
          15.1 NOTICES: Any notice, demand, waiver, consent, approval or disapproval (collectively referred to as “notice”) required or permitted herein shall be in writing and shall be given personally, by messenger, by air courier, or by prepaid registered or certified mail, with return receipt requested, addressed to the parties at their respective Notice Address.
          15.2 A notice shall be deemed received on the date of receipt.

16. ARBITRATION AND APPLICABLE LAW
          16.1 ARBITRATION & APPLICABLE LAW: Any controversy or claim arising under or in relation to this Agreement, or the breach thereof, or the relations between LICENSEE and LICENSOR or LICENSEE and OWNER (excluding disputes falling within paragraph 3.4(B), supra , or 16.2 below) shall be settled by arbitration by a panel of three arbitrators (unless the amount in dispute is less than Twenty-Five Thousand Dollars ($25,000) in which case there shall be only one arbitrator) in the City of Los Angeles, California, administered by the American Arbitration Association under the then applicable General Arbitration Rules of the Council of the Textiles and Apparel Industries (or if said Rules no longer exist, then the equivalent applicable arbitration rules generally accepted by the apparel industry), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided however, that the arbitrator(s) shall be bound by the laws of the State of California and, regarding any questions related thereto, the trademark statutes of the United States of America, and shall have no power to extend this Agreement beyond its termination date, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant. If, and only if, the arbitrator(s) shall determine that either party’s position in arbitration was not maintained in good faith, then the arbitrators shall have the power to order reinstatement or other continuation of the parties’ relationship after termination, and to award the other party a reasonable attorney’s fee.
          The choice of law governing any and all questions and issues in any way related to this Agreement, except as set forth in the above paragraph) shall be the laws of the State of New York and the trademark statutes of the United States of America.
          16.2 EQUITABLE RELIEF: LICENSEE recognizes that the Marks possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which LICENSOR might sustain by an unauthorized use. LICENSEE agrees that irreparable injury would be caused by LICENSEE by such unauthorized use, and that injunctive relief, including specific performance as applicable, would be appropriate in the event of breach of this Agreement. The loser of said action shall pay any and all reasonable costs, expenses, attorney’s fees and disbursements incurred by the other party with respect thereto.
          This Section 16.2 shall be an exception to the mandatory arbitration provision set forth in Section 16.1 above.
17. CONFIDENTIALITY OF INFORMATION
          17.1 CONFIDENTIAL INFORMATION: LICENSEE and LICENSOR shall regard and preserve as confidential all Confidential Information (defined below) related to the business of the other party, except that information which is public knowledge, which may be obtained by it from any source as a result of this Agreement, or otherwise. The parties agree that they shall not and they shall cause their employees, representatives, agents and licensees not to divulge, furnish or make accessible to anyone such Confidential Information, except as may be necessary from time to time in performance of their duties hereunder on a limited “need to know” basis. This provision shall survive the termination of this Agreement.
          LICENSEE shall confine and limit the use of all Confidential Information obtained from LICENSOR, its designees, its licensees or its agents exclusively to the development and sale of the Licensed Products, and shall not use or adopt such Confidential Information obtained from LICENSOR, including, but not limited to customer lists, pricing methods, marketing programs, in connection with any product which is not a Licensed Product. Upon expiration or termination of the Agreement for any reason, LICENSEE shall forthwith deliver to LICENSOR any such Confidential Information and thereafter cease using the same.
          LICENSOR shall confine and limit the use of all Confidential Information obtained from LICENSEE, its designees, or agents exclusively to the development, marketing and sale of the Marks.
          17.2 DEFINITION: “Confidential Information” shall be written information marked confidential and oral information designated confidential and confirmed as such in writing delivered not later than ten (10) days after such disclosure, and shall include this Agreement, customer/account lists, and marketing plans of LICENSOR or LICENSEE whether or not marked as confidential or confirmed as such in writing.
18. MISCELLANEOUS
          18.1 LIMITATION ON USE OF OTHER TRADEMARKS: LICENSEE does hereby acknowledge that any attempt by it, or by any other corporation, partnership, or business organization in which any officers, directors, stockholders, partners of LICENSEE are owners thereof, to manufacture, sell or distribute the Licensed Products under any trademark, trade name, or other identifying word or symbol of any Competitor other than the Marks, excluding those used by LICENSEE as of the date of this Agreement as set forth on Schedule 2 attached hereto, constitutes a violation of its obligation to use its best efforts to exploit the License granted herein and is a breach of this Agreement. LICENSEE does hereby assume the liability for its officers, directors, and shareholders (or partners) for such conduct and agrees that any such conduct shall constitute a breach of this Agreement. For purposes of clarification, LICENSEE may license, manufacture and sell products which are similar to the Licensed Products in category, image, quality and price points, and which are sold through distribution channels of the same like and kind as the Licensed Products under the mark of any third party, so long as it does not use the same designs or styles as are used for the Licensed Products hereunder in connection with any third party mark.
          18.2 HEADINGS: The headings contained in this Agreement are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.
          18.3 LICENSOR’S RIGHT TO APPOINT REPRESENTATIVES: LICENSOR shall have the right at any time to appoint in writing an authorized representative or representatives who shall be empowered to act on behalf of the LICENSOR with regard to any matter pertaining to this Agreement. It is understood that such appointment shall be strictly limited to the provisions of the written appointment, that the representative shall have no authority beyond the scope of such appointment, and that LICENSEE shall act only in accordance with such written appointment.
          18.4 WAIVER OF RIGHTS: The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered or deemed to be a waiver nor considered or deemed to deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.
          18.5 COMPLETE AGREEMENT & NO ORAL MODIFICATION: This Agreement is a complete statement of all agreements among the parties with respect to the subject matter hereof Any amendment, modification, alteration, change or waiver must be in writing. LICENSEE acknowledges that LICENSOR has made no warranties or representations except those expressly stated herein, if any.
          18.6 SEVERABILITY: If any provisions of this Agreement is for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.
          18.7 INCORPORATION BY REFERENCE: The recitals, Schedules and Exhibits are hereby incorporated in this Agreement. Paragraph headings are used solely for convenience and should not be given any weight in the interpretation of this Agreement.
          18.8 WARRANTIES OF CORPORATE FITNESS: The parties each warrant the following: (1) that the delivery of this Agreement has been duly authorized by all requisite corporate action of its company; (2) that the execution and delivery of this Agreement does not violate its Articles of Incorporation or By-laws, or any contract or commitment to which it is a party or by which it is bound; and (3) that it is not a party to any suit, action, administrative proceeding, or investigation which, if successful, would have a material, adverse effect on its properties, financial conditions or business.
          18.9 CONSTRUCTION: This Agreement’s terms and conditions were freely negotiated. LICENSOR drafted the Agreement for the convenience of the parties only. As such, the language shall be interpreted without regard to any rule, law or presumption requiring the language to be construed, interpreted or applied against LICENSOR.
          18.10 RESERVATION OF RIGHTS: LICENSOR reserves all rights not specifically granted to LICENSEE hereunder.
          18.11 USE OF COUNSEL: The parties hereto represent that they have each consulted with counsel of their own choosing in connection with the negotiation and execution of this agreement or have knowingly chosen not to do so.
          IN WITNESS WHEREOF, the parties have first caused this Agreement to be executed as of the Effective Date.

TYLER TRAFFICANTE

By:

Name:

Title:

THE FASHION HOUSE, INC.

By:

Name:

Title: